Registration Statement No. 333-217200
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated January 26, 2018 to the Prospectus dated April 27, 2017, the Prospectus Supplement dated April 27, 2017 and the Product Supplement dated May 1, 2017
US$581,000
Senior Medium-Term Notes, Series D
Buffered Bullish Enhanced Return Notes due January 31, 2019
Linked to the Ameriprise Investment Research Group 2018 Conviction List
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The notes are designed for investors who seek a 200% leveraged positive return based on any appreciation in the value of an equally weighted basket (the “Basket”) consisting of the equity securities (each a “Basket Component”) of 10 publicly traded companies. These companies are the companies in the Ameriprise Investment Research Group (“IRG”) 2018 Conviction List, which were identified by Ameriprise Financial Services, Inc. (“Ameriprise Financial”), as listed on page P-2 below.

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Investors should be willing to accept a payment at maturity that is capped at the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the value of the Basket decreases by more than 5% from its value on the pricing date.

•	Investors in the notes may lose up to 95% of their principal amount at maturity.
•	The Maximum Redemption Amount will be $1,096 for each $1,000 in principal amount (a 9.60% return).
•	Any payment at maturity is subject to the credit risk of Bank of Montreal.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The offering priced on January 26, 2018, and the notes will settle through the facilities of The Depository Trust Company on January 31, 2018.
•	The notes are scheduled to mature on January 31, 2019.
•	The CUSIP number of the notes is 06367TU57.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this pricing supplement, the estimated initial value of the notes is $971.90 per $1,000 in principal amount. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000.00	US$16.50	US$983.50

Total	US$581,000.00	US$9,586.50	US$571,413.50

  (1)          $16.50 in principal amount per note will be received by Ameriprise Financial for its services acting as distributor of the notes.

BMO CAPITAL MARKETS

Key Terms of the Notes

Underlying Asset:
An equally weighted basket consisting of the equity securities of ten publicly traded companies.  The 10 Basket Components, their respective Weighting Percentages and their Initial Basket Component Levels are indicated in the table below.

Selection of the Basket:
The Basket Companies are the companies in the Ameriprise IRG 2018 Conviction List, which were identified by Ameriprise Financial Services, Inc. (“Ameriprise Financial”). Ameriprise Financial’s senior equity analysts identified the Basket Companies as the ten U.S. equity securities that they believe have a relatively high likelihood of outperforming the S&P 500® Total Return Index over the next 12 months. See the section below, “The Basket Stocks.”

Payment at Maturity:
If the Percentage Change multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change multiplied by the Upside Leverage Factor is positive but is less than the Maximum Return, then the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is between 0% and -5% inclusive, then the payment at maturity will equal the principal amount of the notes.

If the Percentage Change is less than -5%, the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

Upside Leverage Factor:	200%

Maximum Return:	9.60%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,096 per $1,000 in principal amount of the notes.

Initial Level:	Set to 100 on the pricing date.

Final Level:	Initial Level x (1 + Percentage Change)

Buffer Level:	95% of the Initial Level.

Buffer Percentage:
5%. Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Underlying Asset does not decrease by more than 5%. If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 95% of the principal amount of your notes.

Percentage Change:	The sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:	With respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change.

Component Change:	With respect to each Basket Component: Final Basket Component Level – Initial Basket Component Level Initial Basket Component Level

Initial Basket Component Level:
With respect to each Basket Component, its closing price on the pricing date.  The Initial Basket Component Level of each Basket Component is subject to adjustment as described in the section “General Terms of the Notes—Anti-dilution Adjustments” of the product supplement.

Final Basket Component Level:	With respect to each Basket Component, its closing price on the Valuation Date.

The Basket:
Basket Components	Bloomberg Tickers	Weighting Percentage	Initial Basket Component Levels
Alaska Air Group, Inc.	ALK	1/10	$64.54
Blue Buffalo Pet Products, Inc.	BUFF	1/10	$33.28
Celgene Corporation	CELG	1/10	$105.17
Centene Corporation	CNC	1/10	$110.80
EOG Resources, Inc.	EOG	1/10	$117.76
The Home Depot, Inc.	HD	1/10	$207.23
Invesco Ltd.	IVZ	1/10	$38.40
MasterCard, Inc.	MA	1/10	$170.34
NVIDIA Corporation	NVDA	1/10	$243.33
AT&T, Inc.	T	1/10	$37.82

Pricing Date:	January 26, 2018

Settlement Date:	January 31, 2018

Valuation Date:	January 28, 2019

Maturity Date:	January 31, 2019

Automatic Redemption:	Not applicable

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes, reflecting the Buffer Percentage of 5% (the Buffer Level is 95% of the Initial Level), the Upside Leverage Factor of 200% and the Maximum Redemption Amount of $1,096.  Please see the hypothetical examples below for more detailed examples.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated May 1, 2017, the prospectus supplement dated April 27, 2017 and the prospectus dated April 27, 2017.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated May 1, 2017: https://www.sec.gov/Archives/edgar/data/927971/000121465917002869/c427173424b5.htm

•	Prospectus supplement dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142764/d381374d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Components.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

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Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The minimum percentage of your principal that you are entitled to receive under the terms of the notes is only 5%. The payment at maturity will be based on the Final Level, and whether the Final Level of the Underlying Asset on the Valuation Date has declined from the Initial Level to a level that is less than the Buffer Level.  If the Final Level is less than the Buffer Level, you will lose 1% of the principal amount of your notes for each 1% that the Final Level is less than the Buffer Level. Accordingly, you could lose up to 95% of the principal amount of the notes.

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Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Underlying Asset. — You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount per $1,000 in principal amount of the notes. This will be the case even if the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return.

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Any increase in the price of one or more Basket Components may be offset by decreases in the price of one or more other Basket Components. — The price of one or more Basket Components may increase while the price of one or more other Basket Components decreases.  Therefore, in determining the value of the Basket at any time, increases in the price of one Basket Component may be moderated, or wholly offset, by decreases in the price of one or more other Basket Components.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading securities included in the Basket on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the value of the Basket and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket or one or more of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors.  The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

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Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this pricing supplement is derived using our internal pricing models.  This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.  After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement.  These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

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The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt.  As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

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Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public.  Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

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Owning the notes is not the same as owning the Basket Components. — The return on your notes will not reflect the return you would realize if you actually owned the Basket Components and held that investment for a similar period.  Your notes may trade quite differently from the Basket Components.  Changes in the prices of the Basket Components may not result in comparable changes in the market value of your notes.  Even if the prices of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the prices of the Basket Components increase. In addition, any dividends or other distributions paid on the Basket Components will not be reflected in the amount payable on the notes.

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You will not have any rights to the Basket Components.  — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

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Many economic and market factors will influence the value of the notes. — In addition to the prices of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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The inclusion of the Basket Components in Ameriprise Financial’s Ameriprise IRG 2018 Conviction List does not guarantee a positive return on the notes. In selecting the Basket Components, Ameriprise Financial’s analysts attempted to identify companies that have a relatively high likelihood of outperforming the S&P 500® Total Return Index over the next 12 months.  However, there can be no assurance that any Basket Component, or the IRG 2018 Conviction List in its entirety, will perform as intended. The list of stocks on the IRG 2018 Conviction List is not dynamic; if the analysts’ opinion of a Basket Component changes after the list is constituted, that change will not cause the deletion or addition of Basket Components to the list. The performance of the Basket Components may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest.  Although Ameriprise Financial has expressed a positive view as to the Basket Components prior to the date of this pricing supplement, its views may change significantly during the term of the notes.  In addition, any positive views of Ameriprise Financial’s IRG is separate and apart from the offering of these notes, and does not constitute investment advice.  Our offering of the notes does not constitute our recommendation or the recommendation of ours, Ameriprise Financial, or our respective affiliates to invest in the notes or in the Basket Components.

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You must rely on your own evaluation of the merits of an investment linked to the Basket. — You must rely on your own evaluation of the merits of an investment linked to the Basket Components. In the ordinary course of their business, BMOCM, Ameriprise Financial and our respective affiliates may express views on expected movements in any Basket Component, and may do so in the future. These views or reports may be communicated to our clients, Ameriprise Financial’s clients, and clients of our respective affiliates. However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Basket Component may at any time have significantly different views from those of our respective affiliates.  For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by us or our respective affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

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Our trading and other transactions relating to the Basket Components, futures, options or other derivative products may adversely affect the market value of the notes. We or our affiliates may hedge our obligations under the notes by purchasing or selling the Basket Components, futures or options relating to the Basket Components, or other derivative instruments with returns linked or related to changes in the performance of the Basket Components.  We may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Basket Components, and therefore, the market value of the notes, and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Ameriprise Financial, or one or more of our respective affiliates may also engage in trading relating to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the prices of the Basket Components and, therefore, the market value of the notes.  We, Ameriprise Financial, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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Our business activities and the business activities of our affiliates may create conflicts of interest.  As noted above, we, Ameriprise Financial, or one or more of our respective affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Basket Components, could be adverse to the interests of the holders of the notes.  We, Ameriprise Financial, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Basket Components, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we, Ameriprise Financial and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to most or even all of the Basket Components.  Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Even if our affiliates or Ameriprise Financial express a negative opinion about one or more of the Basket Components, or if market conditions change, the composition of the Basket will not change during the term of the notes (except under the limited circumstances described below).  Any of these activities by us or one or more of our affiliates may affect the prices of the Basket Components and, therefore, the market value of the notes.

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Blue Buffalo Pet Products, Inc. has only been publicly traded for a limited amount of time. As set forth below in the section “The Basket Components,” Blue Buffalo Pet Products, Inc. has only been publicly traded for a limited amount of time. Accordingly, it may be more difficult for you to evaluate the historical performance of this Basket Component than would be the case for a Basket Component with a longer trading history.

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Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes. The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000. The hypothetical total returns set forth below are based on the Initial Level of 100, the Buffer Percentage of 5% (the Buffer Level is 95.00% of the Initial Level), the Upside Leverage Factor of 200%, and the Maximum Redemption Amount of $1,096.00.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	100.00%	$1,096.00	9.60%
150.00	50.00%	$1,096.00	9.60%
140.00	40.00%	$1,096.00	9.60%
120.00	20.00%	$1,096.00	9.60%
110.00	10.00%	$1,096.00	9.60%
104.80	4.80%	$1,096.00	9.60%
102.00	2.00%	$1,040.00	4.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$950.00	-5.00%
80.00	-20.00%	$850.00	-15.00%
70.00	-30.00%	$750.00	-25.00%
60.00	-40.00%	$650.00	-35.00%
50.00	-50.00%	$550.00	-45.00%
0.00	-100.00%	$5.00	-95.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The value of the Basket decreases from the Initial Level of 100.00 to a hypothetical Final Level of 50.00, representing a Percentage Change of -50%.  Because the Percentage Change is negative, and the hypothetical Final Level of 50.00 is less than the Initial Level by more than the Buffer Percentage of 5% the investor receives a payment at maturity of $550 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + ($1,000 x -50% + 5%) = $550

Example 2: The level of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 95.00, representing a Percentage Change of -5%.  Although the Percentage Change is negative, because the hypothetical Final Level of 95.00 is less than the Initial Level by not more than the Buffer Percentage of 5%, the investor receives a payment at maturity of $1,000 per $1,000 in principal amount of the notes.

Example 3: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $102.00, representing a Percentage Change of 2%.  Because the Percentage Change is positive and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,040.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (2% x 200.00%)] = $1,040.00

Example 4: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $120.00, representing a Percentage Change of 20%.  Because the Percentage Change is positive and when multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,096.00 per $1,000 in principal amount of the notes, the Maximum Redemption Amount.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes, except that the following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. We, either ourselves or through BMOCM as agent, have entered into an arrangement with Ameriprise Financial, whereby Ameriprise Financial will distribute the notes. Ameriprise Financial will receive a commission from BMOCM which will not exceed the commission set forth on the cover page.

We expect that delivery of the notes will be made against payment for the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset, or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) the underwriting discount and selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the notes. Accordingly, the notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the notes who subsequently sells any of the notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date was determined based on the market conditions at that time.

The Basket Components

The Ameriprise IRG 2018 Conviction List

Ameriprise Financial’s senior equity analysts identified the Basket Companies as the ten U.S. equity securities that they believe have a relatively high likelihood of outperforming the S&P 500® Total Return Index over the next 12 months.  Ameriprise Financial compiled this list in December 2017.

The composition of the Basket and the identity of the Basket Components were selected by Ameriprise’s IRG.  Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses such stocks and none of such entities (or Ameriprise Financial) makes any representation as to the performance of any Basket Component or the Basket.

There are a number of risks that will affect each of the Basket Components, including industry specific risks, risks relating to major competitors or new product expectations, unforeseen developments with respect to the management, financial condition or accounting policies or practices of the company, and external factors that could affect the U.S. economy, interest rates, the U.S. dollar or particular segments of the economy.  Any of these changes may have an adverse effect on the company, the performance of its stock, investor confidence in the stock and the company’s business prospects.  Please see “Selected Risk Considerations—The inclusion of the Basket Components in Ameriprise Financial’s IRG 2018 Conviction List does not guarantee a positive return on the notes.” in this pricing supplement.

The information in this section has been provided by Ameriprise Financial.

Additional Information About the Basket Components

Companies with securities registered under the Exchange Act, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C.  20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information provided to or filed with the SEC by the issuers of each Basket Component under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Basket Components or other securities of any issuer of each Basket Component. We derived all disclosures in this pricing supplement regarding the issuers of each Basket Component from publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuer of any Basket Component. Neither we nor any of our affiliates has made any independent investigation as to whether such publicly available documents or any other publicly available information regarding the issuer of any Basket Component is current, accurate or complete. None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

Neither we nor our affiliates takes any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses those stocks, and none of those companies makes any representation as to the future performance of any Basket Component or the Basket.

Alaska Air Group, Inc.

Alaska Air Group, Inc., through its subsidiaries, provides air services to passengers in multiple destinations. It also provides freight and mail services, primarily to and within the state of Alaska and on the West Coast. Its common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “ALK.”

Historical Information of the Common Stock of Alaska Air Group, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	7.05	4.51
	Second Quarter	5.58	3.84
	Third Quarter	5.94	2.70
	Fourth Quarter	7.25	3.58

2009	First Quarter	7.69	3.49
	Second Quarter	5.49	3.77
	Third Quarter	6.87	4.59
	Fourth Quarter	9.04	6.36

2010	First Quarter	10.47	7.84
	Second Quarter	13.33	9.91
	Third Quarter	13.52	10.81
	Fourth Quarter	14.77	11.62

2011	First Quarter	16.18	14.13
	Second Quarter	17.44	15.00
	Third Quarter	17.42	13.05
	Fourth Quarter	19.13	12.83

2012	First Quarter	19.59	16.97
	Second Quarter	18.17	16.10
	Third Quarter	18.98	16.75
	Fourth Quarter	22.46	17.59

2013	First Quarter	31.98	21.97
	Second Quarter	33.74	25.21
	Third Quarter	32.11	25.91
	Fourth Quarter	39.10	30.67

2014	First Quarter	46.66	36.59
	Second Quarter	50.04	44.68
	Third Quarter	49.78	42.72
	Fourth Quarter	59.77	41.58

2015	First Quarter	71.07	58.77
	Second Quarter	68.30	60.65
	Third Quarter	82.09	64.30
	Fourth Quarter	86.33	73.45

2016	First Quarter	82.35	63.06
	Second Quarter	82.38	55.66
	Third Quarter	71.32	58.54
	Fourth Quarter	91.56	67.09

2017	First Quarter	100.24	86.98
	Second Quarter	92.37	82.19
	Third Quarter	94.63	72.24
	Fourth Quarter	81.52	61.68

2018	First Quarter (through the pricing date)	75.01	62.07

Blue Buffalo Pet Products, Inc.

Blue Buffalo Pet Products, Inc. is a pet food company. The company offers dog and cat food made with meats, fruits and vegetables, and natural ingredients. Its common stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “BUFF.”

Historical Information of the Common Stock of Blue Buffalo Pet Products, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the third quarter of 2015 through the pricing date.

		High ($)	Low ($)

2015	Third Quarter	28.45	17.73
	Fourth Quarter	19.81	16.80

2016	First Quarter	25.66	15.50
	Second Quarter	26.88	23.20
	Third Quarter	26.84	23.36
	Fourth Quarter	25.71	22.10

2017	First Quarter	25.55	23.00
	Second Quarter	25.16	21.99
	Third Quarter	28.55	21.57
	Fourth Quarter	32.79	26.39

2018	First Quarter (through the pricing date)	33.80	32.37

Celgene Corporation

Celgene Corporation is a global biopharmaceutical company. The company focuses on the discovery, development, and commercialization of therapies designed to treat cancer and immune-inflammatory related diseases. Its common stock trades on the Nasdaq under the symbol “CELG.”

Historical Information of the Common Stock of Celgene Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	30.91	23.15
	Second Quarter	32.82	28.45
	Third Quarter	38.51	28.00
	Fourth Quarter	32.62	23.63

2009	First Quarter	28.25	19.98
	Second Quarter	24.17	19.01
	Third Quarter	28.90	23.01
	Fourth Quarter	28.66	25.11

2010	First Quarter	32.51	27.39
	Second Quarter	31.70	25.41
	Third Quarter	29.23	24.51
	Fourth Quarter	31.48	27.78

2011	First Quarter	30.01	24.75
	Second Quarter	30.48	27.68
	Third Quarter	32.78	25.93
	Fourth Quarter	34.01	30.11

2012	First Quarter	39.25	33.61
	Second Quarter	40.15	29.73
	Third Quarter	38.64	31.48
	Fourth Quarter	41.04	35.65

2013	First Quarter	57.96	40.55
	Second Quarter	65.09	56.10
	Third Quarter	77.31	59.46
	Fourth Quarter	85.39	72.23

2014	First Quarter	85.97	69.65
	Second Quarter	86.80	68.45
	Third Quarter	96.21	83.13
	Fourth Quarter	118.68	86.38

2015	First Quarter	128.50	110.51
	Second Quarter	120.34	107.54
	Third Quarter	139.01	104.79
	Fourth Quarter	127.20	106.55

2016	First Quarter	117.96	96.69
	Second Quarter	110.57	94.85
	Third Quarter	116.27	100.25
	Fourth Quarter	124.16	97.63

2017	First Quarter	126.88	111.53
	Second Quarter	134.31	114.41
	Third Quarter	145.82	127.43
	Fourth Quarter	146.52	98.17

2018	First Quarter (through the pricing date)	109.14	101.72

Centene Corporation

Centene Corporation is a multi-line managed care organization that provides Medicaid and Medicaid-related programs. The Company has health plans in several states. The company also provides specialty services, including behavioral health, nurse triage, and treatment compliance. Its common stock trades on the NYSE under the symbol “CNC.”

Historical Information of the Common Stock of Centene Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	14.20	6.93
	Second Quarter	10.70	6.65
	Third Quarter	12.15	8.38
	Fourth Quarter	10.64	7.89

2009	First Quarter	11.14	7.52
	Second Quarter	10.25	8.79
	Third Quarter	10.16	8.51
	Fourth Quarter	10.96	8.67

2010	First Quarter	12.13	8.94
	Second Quarter	12.82	10.52
	Third Quarter	11.80	10.11
	Fourth Quarter	13.16	10.92

2011	First Quarter	16.49	12.74
	Second Quarter	18.62	15.73
	Third Quarter	18.94	13.16
	Fourth Quarter	20.27	13.27

2012	First Quarter	24.89	19.68
	Second Quarter	25.40	13.42
	Third Quarter	20.93	14.47
	Fourth Quarter	22.86	17.49

2013	First Quarter	23.96	20.46
	Second Quarter	26.23	21.13
	Third Quarter	32.38	26.27
	Fourth Quarter	33.19	27.13

2014	First Quarter	32.60	29.11
	Second Quarter	38.47	27.83
	Third Quarter	41.86	35.69
	Fourth Quarter	53.58	38.63

2015	First Quarter	71.23	52.08
	Second Quarter	81.48	61.99
	Third Quarter	80.90	52.66
	Fourth Quarter	66.74	53.07

2016	First Quarter	66.97	53.72
	Second Quarter	71.37	56.43
	Third Quarter	75.39	65.30
	Fourth Quarter	66.80	50.68

2017	First Quarter	72.42	58.31
	Second Quarter	84.15	69.77
	Third Quarter	98.16	79.42
	Fourth Quarter	103.02	90.56

2018	First Quarter (through the pricing date)	111.59	102.50

EOG Resources, Inc.

EOG Resources, Inc. explores, develops, produces, and markets natural gas and crude oil. The company operates in major producing basins in the United States, Canada, Trinidad, the United Kingdom North Sea, China, and from time to time select other international areas. Its common stock trades on the NYSE under the symbol “EOG.”

Historical Information of the Common Stock of EOG Resources, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	63.48	41.24
	Second Quarter	71.71	60.44
	Third Quarter	65.77	42.20
	Fourth Quarter	44.87	29.80

2009	First Quarter	35.56	22.80
	Second Quarter	38.81	27.99
	Third Quarter	42.02	30.29
	Fourth Quarter	50.29	40.38

2010	First Quarter	50.19	44.12
	Second Quarter	56.86	47.79
	Third Quarter	53.41	43.31
	Fourth Quarter	50.67	44.15

2011	First Quarter	59.84	46.07
	Second Quarter	59.20	49.14
	Third Quarter	53.29	35.51
	Fourth Quarter	52.45	34.21

2012	First Quarter	58.81	50.73
	Second Quarter	56.78	41.98
	Third Quarter	58.81	44.47
	Fourth Quarter	62.19	54.39

2013	First Quarter	67.05	60.89
	Second Quarter	68.95	56.72
	Third Quarter	86.05	67.66
	Fourth Quarter	92.58	78.13

2014	First Quarter	98.58	80.87
	Second Quarter	117.98	97.06
	Third Quarter	117.10	99.02
	Fourth Quarter	101.74	83.76

2015	First Quarter	96.92	83.68
	Second Quarter	99.74	86.25
	Third Quarter	86.72	68.36
	Fourth Quarter	88.45	69.81

2016	First Quarter	76.50	60.24
	Second Quarter	85.42	70.31
	Third Quarter	96.71	78.70
	Fourth Quarter	108.01	90.42

2017	First Quarter	105.48	93.38
	Second Quarter	98.57	87.04
	Third Quarter	97.32	83.15
	Fourth Quarter	109.41	95.76

2018	First Quarter (through the pricing date)	118.47	109.30

The Home Depot, Inc.

The Home Depot, Inc. is a home improvement retailer that sells building materials and home improvement products. The company sells a wide assortment of building materials, home improvement and lawn and garden products, and provides a number of services. Its common stock trades on the NYSE under the symbol “HD.”

Historical Information of the Common Stock of The Home Depot, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	30.67	24.71
	Second Quarter	30.12	23.42
	Third Quarter	30.16	21.46
	Fourth Quarter	25.92	18.51

2009	First Quarter	25.26	18.00
	Second Quarter	26.34	22.68
	Third Quarter	28.23	22.40
	Fourth Quarter	29.29	24.96

2010	First Quarter	32.75	27.34
	Second Quarter	36.49	28.07
	Third Quarter	31.81	27.07
	Fourth Quarter	35.24	30.21

2011	First Quarter	38.49	34.38
	Second Quarter	38.17	33.45
	Third Quarter	37.05	28.51
	Fourth Quarter	42.22	31.59

2012	First Quarter	50.31	42.14
	Second Quarter	52.99	47.02
	Third Quarter	60.37	50.70
	Fourth Quarter	65.07	59.01

2013	First Quarter	71.37	62.85
	Second Quarter	79.82	69.67
	Third Quarter	80.54	72.70
	Fourth Quarter	82.34	74.14

2014	First Quarter	82.91	74.97
	Second Quarter	81.13	75.70
	Third Quarter	93.50	79.40
	Fourth Quarter	104.97	87.85

2015	First Quarter	117.49	100.95
	Second Quarter	115.59	106.98
	Third Quarter	122.80	110.97
	Fourth Quarter	134.74	117.03

2016	First Quarter	133.43	111.85
	Second Quarter	137.51	124.67
	Third Quarter	138.77	125.45
	Fourth Quarter	137.11	119.89

2017	First Quarter	149.60	133.53
	Second Quarter	158.81	145.91
	Third Quarter	163.56	144.58
	Fourth Quarter	190.36	162.71

2018	First Quarter (through the pricing date)	207.23	188.03

Invesco Ltd.

Invesco Ltd. provides investment management services. The company offers equity, fixed income, separate accounts, exchange traded, collective, and balance mutual funds. Invesco serves customers globally. Its common stock trades on the NYSE under the symbol “IVZ.”

Historical Information of the Common Stock of Invesco Ltd.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	30.66	21.43
	Second Quarter	28.80	22.31
	Third Quarter	27.00	20.56
	Fourth Quarter	21.07	8.84

2009	First Quarter	15.00	9.51
	Second Quarter	18.73	13.60
	Third Quarter	23.00	15.72
	Fourth Quarter	23.97	20.04

2010	First Quarter	23.63	18.32
	Second Quarter	23.66	16.83
	Third Quarter	21.90	16.63
	Fourth Quarter	24.24	21.06

2011	First Quarter	27.42	23.77
	Second Quarter	26.00	21.92
	Third Quarter	23.90	15.51
	Fourth Quarter	20.96	14.85

2012	First Quarter	26.84	20.35
	Second Quarter	26.77	20.79
	Third Quarter	25.85	20.49
	Fourth Quarter	26.34	23.21

2013	First Quarter	29.13	25.64
	Second Quarter	34.64	28.14
	Third Quarter	33.12	30.32
	Fourth Quarter	36.55	31.50

2014	First Quarter	37.00	31.77
	Second Quarter	38.20	34.09
	Third Quarter	41.25	37.54
	Fourth Quarter	41.28	35.56

2015	First Quarter	41.85	35.93
	Second Quarter	41.73	37.40
	Third Quarter	38.99	30.82
	Fourth Quarter	34.35	30.39

2016	First Quarter	33.19	25.38
	Second Quarter	32.73	23.16
	Third Quarter	31.61	24.77
	Fourth Quarter	33.16	27.67

2017	First Quarter	33.35	28.92
	Second Quarter	35.40	30.03
	Third Quarter	36.53	31.69
	Fourth Quarter	37.67	34.47

2018	First Quarter (through the pricing date)	38.40	36.35

MasterCard Incorporated

MasterCard Incorporated provides financial transaction processing services. The company offers payment processing services for credit and debit cards, electronic cash, automated teller machines, and travelers checks. Its common stock trades on the NYSE under the symbol “MA.”

Historical Information of the Common Stock of MasterCard Incorporated

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	22.50	17.46
	Second Quarter	32.00	22.38
	Third Quarter	28.60	16.80
	Fourth Quarter	17.41	12.11

2009	First Quarter	16.99	11.92
	Second Quarter	18.51	15.19
	Third Quarter	22.46	16.06
	Fourth Quarter	25.84	19.94

2010	First Quarter	26.48	22.07
	Second Quarter	26.72	19.55
	Third Quarter	22.40	19.20
	Fourth Quarter	25.94	21.74

2011	First Quarter	25.61	22.09
	Second Quarter	30.97	25.36
	Third Quarter	35.38	29.20
	Fourth Quarter	38.10	30.77

2012	First Quarter	43.57	33.91
	Second Quarter	45.76	39.18
	Third Quarter	45.95	40.99
	Fourth Quarter	49.85	44.94

2013	First Quarter	54.11	50.97
	Second Quarter	58.64	52.10
	Third Quarter	68.76	58.31
	Fourth Quarter	83.55	65.39

2014	First Quarter	84.36	72.84
	Second Quarter	77.47	68.68
	Third Quarter	78.32	73.92
	Fourth Quarter	89.08	69.78

2015	First Quarter	92.81	80.74
	Second Quarter	96.05	86.74
	Third Quarter	98.41	86.82
	Fourth Quarter	101.50	90.73

2016	First Quarter	94.99	80.65
	Second Quarter	98.38	88.06
	Third Quarter	102.12	86.83
	Fourth Quarter	107.02	100.18

2017	First Quarter	112.83	105.00
	Second Quarter	125.90	111.22
	Third Quarter	142.49	120.78
	Fourth Quarter	154.19	141.82

2018	First Quarter (through the pricing date)	170.34	151.91

NVIDIA Corporation

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company's products provide interactive 3D graphics to the mainstream personal computer market. Its common stock trades on the Nasdaq under the symbol “NVDA.”

Historical Information of the Common Stock of NVIDIA Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	33.01	17.66
	Second Quarter	24.85	17.91
	Third Quarter	18.75	9.29
	Fourth Quarter	10.41	5.90

2009	First Quarter	10.56	7.21
	Second Quarter	12.30	8.40
	Third Quarter	16.47	10.09
	Fourth Quarter	18.67	11.96

2010	First Quarter	18.88	15.39
	Second Quarter	18.01	10.21
	Third Quarter	12.28	8.88
	Fourth Quarter	15.11	10.70

2011	First Quarter	25.69	15.77
	Second Quarter	20.50	15.41
	Third Quarter	16.15	11.73
	Fourth Quarter	15.82	11.81

2012	First Quarter	16.45	13.52
	Second Quarter	15.33	11.73
	Third Quarter	14.81	12.37
	Fourth Quarter	13.62	11.38

2013	First Quarter	13.16	11.98
	Second Quarter	14.92	12.13
	Third Quarter	16.00	14.09
	Fourth Quarter	16.22	14.54

2014	First Quarter	18.88	15.36
	Second Quarter	19.61	17.98
	Third Quarter	20.03	17.46
	Fourth Quarter	21.14	16.79

2015	First Quarter	23.47	19.14
	Second Quarter	22.76	20.11
	Third Quarter	24.65	19.31
	Fourth Quarter	33.75	24.17

2016	First Quarter	35.76	25.22
	Second Quarter	48.49	34.76
	Third Quarter	68.52	46.66
	Fourth Quarter	117.32	65.35

2017	First Quarter	119.13	97.67
	Second Quarter	159.94	95.49
	Third Quarter	187.55	139.33
	Fourth Quarter	216.96	179.00

2018	First Quarter (through the pricing date)	243.33	199.35

AT&T, Inc.

AT&T, Inc. is a communications holding company. The company, through its subsidiaries and affiliates, provides local and long-distance phone service, wireless and data communications, Internet access and messaging, IP-based and satellite television, security services, telecommunications equipment, and directory advertising and publishing. Its common stock trades on the NYSE under the symbol “T.”

Historical Information of the Common Stock of AT&T, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	41.43	34.36
	Second Quarter	40.51	32.76
	Third Quarter	33.30	27.75
	Fourth Quarter	29.98	22.42

2009	First Quarter	29.42	21.72
	Second Quarter	26.83	23.67
	Third Quarter	27.43	23.38
	Fourth Quarter	28.34	25.31

2010	First Quarter	28.58	24.77
	Second Quarter	26.66	24.13
	Third Quarter	28.92	24.29
	Fourth Quarter	29.44	27.70

2011	First Quarter	30.71	27.33
	Second Quarter	31.88	30.13
	Third Quarter	31.68	27.54
	Fourth Quarter	30.24	27.41

2012	First Quarter	31.84	29.16
	Second Quarter	35.71	30.13
	Third Quarter	38.25	34.63
	Fourth Quarter	38.34	33.14

2013	First Quarter	36.86	33.20
	Second Quarter	39.00	34.35
	Third Quarter	35.96	33.32
	Fourth Quarter	36.45	33.11

2014	First Quarter	35.07	31.86
	Second Quarter	36.74	34.49
	Third Quarter	36.59	34.21
	Fourth Quarter	35.90	32.14

2015	First Quarter	34.87	32.62
	Second Quarter	36.18	32.51
	Third Quarter	35.77	31.80
	Fourth Quarter	34.93	32.31

2016	First Quarter	39.45	33.51
	Second Quarter	43.21	37.86
	Third Quarter	43.47	39.71
	Fourth Quarter	42.73	36.13

2017	First Quarter	43.02	40.61
	Second Quarter	41.69	37.46
	Third Quarter	39.41	35.59
	Fourth Quarter	39.51	32.86

2018	First Quarter (through the pricing date)	38.54	36.48

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 27, 2017, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated April 27, 2017.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 27, 2017, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated April 27, 2017.